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ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of November 1, 2011 by and between BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (the “Administrator”), and each investment company listed on the signature page to this Agreement (each, the “Fund”) Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B. The Fund wishes to retain the Administrator to provide administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and the Administrator wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1. Appointment. The Fund hereby appoints the Administrator to provide administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish such services. The Administrator shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by the Administrator and the Fund in a written amendment hereto. The Administrator shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2. Instructions.

(a) Unless otherwise provided in this Agreement, the Administrator shall act only upon Oral Instructions or Written Instructions.

(b) The Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by the Administrator to be an Authorized Person) pursuant to this Agreement. The Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or Trustees or of the Fund’s shareholders, unless and until the Administrator receives Written Instructions to the contrary.

(c) The Fund agrees to forward to the Administrator Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by the Administrator or its

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affiliates) so that the Administrator receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by the Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Administrator’s ability to rely upon such Oral Instructions.

3. Right to Receive Advice.

(a) Advice of the Fund. If the Administrator is in doubt as to any action it should or should not take, the Administrator may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b) Advice of Counsel. If the Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, the Administrator may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or the Administrator, at the option of the Administrator).

(c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions the Administrator receives from the Fund and the advice the Administrator receives from counsel, the Administrator may rely upon and follow the advice of counsel.

(d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon the Administrator (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4. Records; Visits.

(a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of the Administrator shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during the Administrator’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator to the Fund or to an Authorized Person, at the Fund’s expense.

(b)   The Administrator shall keep the following records:

(i)	all books and records with respect to each Portfolio’s books of account;

(ii)	records of each Portfolio’s securities transactions; and

(iii)	all other books and records as the Administrator is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

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5. Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Administrator, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Administrator a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by the Administrator in connection with an independent third party compliance or other review; (h) is necessary or desirable for the Administrator to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party. The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

6. Liaison with Accountants. The Administrator shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7. BNY Mellon System. The Administrator shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Administrator in connection with the services provided by the Administrator to the Fund.

8. Disaster Recovery. The Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the

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event of equipment failures, the Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator’s own intentional misconduct, bad faith or gross negligence with respect to its duties under this Agreement.

9. Compensation.

(a) As compensation for services rendered by the Administrator during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to the Administrator a fee or fees as may be agreed to in writing by the Fund and the Administrator.

(b) The undersigned hereby represents and warrants to the Administrator that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Administrator or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by the Administrator to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Directors or Trustees of the Fund and that, if required by applicable law, such Board of Directors or Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to the Administrator the fees set forth in the applicable fee letter.

10. Standard of Care/Limitation of Liability.

(a) Subject to the terms of this Section 10, the Administrator shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by the Administrator’s own intentional misconduct, bad faith or gross negligence with respect to its duties under this Agreement (“Standard of Care”).

(b) The Administrator’s maximum aggregate cumulative liability to the Funds which are parties to this Agreement and all persons or entities claiming through the Funds, considered as a whole, for all Losses the recovery of which is not otherwise excluded by another provision of this Agreement shall not exceed the fees actually paid to the Administrator by the Funds for services provided hereunder during the twelve (12) months immediately prior to the last Loss Date. If the last Loss Date occurs prior to the end of twelve (12) months from the date of this Agreement, all such amounts shall be pro rated as appropriate.

(c) The Administrator shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy;

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war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d) The Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which the Administrator reasonably believes to be genuine. The Administrator shall not be liable for any damages that are caused by actions or omissions taken by the Administrator in accordance with Written Instructions or advice of counsel. The Administrator shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(e) Notwithstanding any other provision of the Agreement, in no event shall a party to this Agreement, its affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other damages which are not direct damages regardless of whether such damages were or should have been foreseeable and regardless of whether any entity has been advised of the possibility of such damages, all and each of which damages is hereby excluded by agreement of the parties. For purposes of clarification: no other provision of this Agreement shall be interpreted to condition, limit, modify, nullify or otherwise prevail in whole or in part over this section 10(e).

(f) No party may assert a cause of action against the Administrator or any of its affiliates that allegedly occurred more than 18 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(g) Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h) This Section 10 shall survive termination of this Agreement.

11. Indemnification. Absent the Administrator’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless the Administrator and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by the Administrator in connection with the provision of services to the Fund. This Section 11 shall survive termination of this Agreement.

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12. Description of Accounting Services on a Continuous Basis. The Administrator will perform the following accounting services with respect to each Portfolio:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Maintain individual ledgers for investment securities;

(iii)	Maintain historical tax lots for each security;

(iv)	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(v)	Calculate various contractual expenses (e.g., advisory and custody fees);

(vi)	Establish and monitor the expense accruals subject to the review and approval by Fund treasurer;

(vii)	Coordinate the payment of approved invoices;

(viii)	Calculate capital gains and losses;

(ix)	Determine net income; calculate income and per share amounts required for the periodic distributions subject to review and approval by Fund treasurer;

(x)

Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that the Administrator shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall the Administrator have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xi)	Transmit or make available a copy of the daily portfolio valuation to the Adviser;

(xii)	Compute net asset value; and

(xiii)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, daily distribution rate per share and portfolio average dollar-weighted maturity.

13. Description of Administration Services on a Continuous Basis. The Administrator will perform the following administration services with respect to each Portfolio:

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(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare the Fund’s annual and semi-annual shareholder reports in accordance with U.S. GAAP for shareholder delivery and for inclusion in Form N-CSR;

(iii)	Prepare quarterly schedule of portfolio holdings for inclusion in Form N-Q;

(iv)	Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

(v)	Monitor each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(vi)	Prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Fund providing the voting records in the format required by the Administrator);

(vii)

Prepare and coordinate the filing of annual Post-Effective Amendments to the Fund’s Registration Statement (not including the initial Registration Statement or the creation or addition of one or more series or classes of shares); prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

(viii)	Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund;

(ix)	Draft agendas (with final selection of agenda items being made by Fund counsel) and resolutions for quarterly board meetings;

(x)	Coordinate the assembly and mailing of board materials for quarterly board meetings;

(xi)	Attend quarterly board meetings and draft minutes thereof;

(xii)

Provide compliance policies and procedures related to services provided by the Administrator and, if mutually agreed, certain of the Administrator’s affiliates, summary procedures thereof and periodic certification letters; and

(xiii)	Maintain a regulatory calendar for the Fund listing various SEC filing and board approval deadlines.

All regulatory services are subject to the review and approval of Fund counsel.

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14.	Description of Tax Services on a Continuous Basis.

(a) The Administrator will perform the following tax services with respect to each Portfolio:

(i)

Prepare annual tax provision/components of capital analysis and process tax adjustments on securities identified by the Fund or Fund’s management, that require such treatment (see section viii below regarding exclusions);

(ii)	Provide tax footnote disclosure information;

(iii)	Prepare annual excise provision and process tax adjustments on securities identified by the Fund or Fund’s management, that require such treatment (see section viii below regarding exclusions);

(iv)	Provide required amount of distribution from ordinary income and capital gains for excise distribution purposes in conjunction with Subchapter M distribution requirements;

(v)	Assist in 1099-DIV year end reporting;

(vi)	Such other tax accounting duties as the parties may mutually agree in writing;

(vii)	Prepare for execution and filing, by the client, the fiscal year end federal and state tax returns, calendar year excise returns and the applicable extensions; and

(viii)

BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

(b) The Administrator shall provide the following services (the “Services”) to the Fund with respect to the Fund’s Tax Positions (as defined below) for each Review Period (as defined below):

(i)

Documentation of all material tax positions taken by the Fund with respect to the following fiscal years and identified to the Administrator (“Tax Positions”): the Fund’s fiscal years ended December 31, 20     and June 30, 20     and each fiscal year of the Fund thereafter (each such fiscal year being a “Review Period”);

(ii)

Review of the Fund’s: (A) tax provision workpapers, (B) excise tax distribution workpapers, (C) income and excise tax returns, (D) tax policies and procedures and (E) Subchapter M compliance workpapers;

(iii)	Determination as to whether the Tax Positions have been consistently applied and documentation of any inconsistencies;

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(iv)	Review of relevant statutory authorities;

(v)	Review of any tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;

(vi)	Review of standard mutual fund industry practices, to the extent such practices are known to or may reasonably be determined by the Administrator; and

(vii)	Delivery of a written report to the Fund with respect to the above.

(c) The following are expressly excluded from the Services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Services shall be deemed to be or constitute a tax opinion or tax advice.

(d) The Fund shall provide such information and documentation as the Administrator may reasonably request in connection with the Services. The Fund’s independent public accountants shall cooperate with the Administrator and make such information available to the Administrator as the Administrator may reasonably request.

(e) Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to the Administrator pursuant to this Agreement, (i) the Administrator is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and the Administrator shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) the Administrator shall have no liability either for any error or omission of any other servicer provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Service the Fund’s sole and exclusive remedy and the Administrator’s sole liability shall be limited to re-performance of the applicable Service and the preparation and delivery to the Fund of a corrected report enumerated in Section 14(b)(vii) above (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

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(f)	IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, the Administrator informs the Fund that any U.S. tax advice contained in any communication from the Administrator to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.”

15.	Duration and Termination.

(a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”).

(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or the Administrator provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c) In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to the Administrator prior to any such conversion.

(d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e) Notwithstanding anything contained in this Agreement to the contrary (other than as contained in Section 15(f) below), if in connection with a Change in Control (for purposes of this Section 15(e) “Change of Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund) the Fund gives notice to the Administrator terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term (“Early Termination”): (i) the Administrator shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider, provided that the Administrator does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund and before the effective date of the Early Termination, the Fund shall pay to the Administrator an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if the Administrator were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term. The Early Termination Fee shall be calculated using the

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average of the monthly fees and other amounts due to the Administrator under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to the Administrator for the termination of services before the expiration of the then-current Initial or Renewal Term. If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.” If any of the Fund’s assets serviced by the Administrator under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at, the Administrator’s option, either (1) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by the Administrator or (2) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(f) In the event that this Agreement is terminated in accordance with the provisions of Section 15(d) above, Section 15(e) above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the last sentence of such Section 15(e) shall not be permitted prior to the termination date of this Agreement).

16. Notices. Notices shall be addressed (a) if to the Administrator, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as the Administrator may inform the Fund in writing); (b) if to the Fund, at 150 South Warner Road, Suite 460, King of Prussia, PA 19406, Attention: James Beers (or such other address as the Fund may inform the Administrator in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18. Assignment. The Administrator may assign this Agreement and/or its rights hereunder to any affiliate of the Administrator, provided that the Administrator gives the Fund thirty (30) days prior written notice of such assignment.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Miscellaneous.

(a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of the Administrator hereunder without the prior written approval of the Administrator, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by the Administrator under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

(b) During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the Administrator’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the Administrator’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a the Administrator employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the Administrator employee was identified by such entity solely as a result of the Administrator employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c) Except as expressly provided in this Agreement, the Administrator hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. The Administrator disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(d) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of the Administrator are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and the Administrator.

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(e) The Fund will provide such information and documentation as the Administrator may reasonably request in connection with services provided by the Administrator to the Fund.

(f) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(h) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Administrator’s affiliates are financial institutions, and the Administrator may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. The Administrator may also ask (and may have already asked) for additional identifying information, and the Administrator may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Managing Director

STRATTON MULTI-CAP FUND, INC. a Maryland corporation

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

STRATTON REAL ESTATE FUND, INC. a Maryland corporation

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

THE STRATTON FUNDS, INC. a Maryland corporation

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

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EXHIBIT A

THIS EXHIBIT A, dated as of November 1, 2011 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of November 1, 2011 between BNY Mellon Investment Servicing (US) Inc. and each investment company listed on the signature page to this Agreement.

Fund/Portfolios

Stratton Multi-Cap Fund, Inc.

Stratton Real Estate Fund, Inc.

The Stratton Funds, Inc./Stratton Small-Cap Value Fund

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APPENDIX A

Definitions

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)

“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Directors or Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)

“Claim” means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature, including any threat of any of the foregoing (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory or forum.

(e)

“Loss” and “Losses” means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments, reimbursements, adverse consequences, liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any Claim and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

(f)

“Loss Date” means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.

(g)

“Oral Instructions” mean oral instructions received by the Administrator from an Authorized Person or from a person reasonably believed by the Administrator to be an Authorized Person. The Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(h)	“SEC” means the Securities and Exchange Commission.

(i)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(j)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

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(k)

“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by the Administrator to be an Authorized Person) and received by the Administrator or (ii) trade instructions transmitted (and received by the Administrator) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

November 1, 2011

Stratton Multi-Cap Fund, Inc.

Stratton Real Estate Fund, Inc.

The Stratton Funds, Inc.

Re: Administration and Accounting Services Fees

Dear Sir/Madam:

This letter constitutes our agreement with respect to compensation to be paid to BNY Mellon Investment Servicing (US) Inc. (the “Administrator”) under the terms of an Administration and Accounting Services Agreement dated November 1, 2011 between each investment company listed on the signature page to the Agreement (each, a “Fund” and together, the “Funds”) and the Administrator (the “Agreement”) as amended from time to time for services provided on behalf of each Fund’s investment portfolios (“Portfolios”). Pursuant to Paragraph 9 of the Agreement, and in consideration of the services to be provided to each Portfolio, the Funds will pay the Administrator an annual accounting and administration services fee to be calculated daily and paid monthly as set forth below.

Asset Based Fees:

The following annual fee will be calculated based upon each Portfolio’s average net assets and paid monthly:

.075% of each Portfolio’s first $500 million of average net assets; .

.050% of each Portfolio’s next $250 million of average net assets; and,

.030% of each Portfolio’s average net assets in excess of $750 million.

The asset based fees above include services provided by the Administrator under that certain Clearsky State Filing Services Agreement, dated November 1, 2011, by and between the parties hereto.

Monthly Minimum Fee:

The minimum monthly fee will be $6,250 for each Portfolio, exclusive of independent security market quote costs, and out-of-pocket expenses.

Independent Security Market Quote Costs*:

Domestic equities	$0.17
Foreign equities	$0.67
Domestic bonds	$0.49
Foreign bonds	$1.10
Money market inst.	$0.49
CMO/asset-backed	$0.89
Municipal bonds	$0.69
Bank loans	$0.80
Broker/Manually priced	$1.05
Securities

*	Prices are subject to change as a result of price changes by third party vendors.

Annual Uncertain Tax Position Services Fees:

$1,500 per Portfolio for the first 10 Portfolios;

$1,000 per Portfolio for the next 10 Portfolios;

$ 750 per Portfolio for the next 10 Portfolios; and

$ 500 per Portfolio in excess of 30 Portfolios.

Regulatory Filing Services Fees :

Form N-CSR Filing Preparation Fee (2 filings per year per registrant)

$500 per filing

Form N-Q Quarterly Filing Preparation Fees (2 filings per year per registrant)

First Portfolio (for each registrant)	Each additional Portfolio
$750 each (per filing)	$375 each (per filing)

Form N-PX Filing Preparation Fees (1 filing per year per registrant) (If applicable)

$1,000 per registrant if the Portfolios have no voting securities;

$1,500 per registrant with 1-10 Portfolios with voting securities, plus $500 for each additional adviser or sub-adviser;

$2,500 per registrant with more than 10 Portfolios with voting securities, plus $500 for each additional adviser or sub-adviser.

Base 38a-1 Compliance Support Service Fees:

The compliance support service fee for the Funds will be $5,000 per year for the initial service line and $2,500 per year for each additional service line beyond the first.

Out-of-Pocket Expenses:

The Fund will reimburse the Administrator for out-of-pocket expenses incurred on the

Funds’ behalf, including, but not limited to, postage, telephone, telex, overnight express charges, conversion and deconversion costs, costs to obtain other independent security market quotes, cost of access to the data repository and analytics suite system, SAS 70 reporting costs (if applicable), cost of using financial printer for automated financial statements and the edgarization and filing of various documents, cost of supplies utilized and reproduction costs incurred in connection with the preparation of board meeting materials, negotiated time and materials for development and programming costs including web, statement and file development, customization of web fulfillment (if applicable), bulk mailings and reproduction charges, the cost of independent compliance reviews and travel expenses incurred for Board meeting attendance.

Miscellaneous:

After the one year anniversary of the effective date of the Agreement, the Administrator may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in a Fund’s monthly fees (or the effective date absent a prior such adjustment).

Notwithstanding anything in the Agreement, this letter or otherwise to the contrary, in the event any share class or Portfolio becomes covered by the Agreement subsequent to the effective date of this letter (each such share class or Portfolio, a “new entity”), the fees and expenses applicable to the new entity as well as the specific terms of any other matters addressed in this letter shall be separately negotiated and agreed upon between the Fund and the Administrator with respect to the new entity. As a result, the fees, expenses and other terms applicable to a new entity may be different than the fees, expenses and other terms set forth in this letter.

The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

[Signature page follows.]

If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

Very truly yours,

BNY Mellon Investment Servicing(US)Inc.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Managing Director

Agreed and Accepted:

Stratton Multi-Cap Fund, Inc.

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

Stratton Real Estate Fund, Inc.

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

The Stratton Funds, Inc.

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

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FINANCIAL STATEMENT TYPESETTING SERVICES AMENDMENT

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Financial Statement Typesetting Services Amendment is made as of November 1, 2011 by and between each investment company listed on the signature page hereto (each, the “Fund” and collectively, the “Funds”) and BNY MELLON INVESTMENT SERVICING (US) INC. (“BNY Mellon”) (the “Amendment”).

BACKGROUND:

A.	The Funds and BNY Mellon are parties to an Administration and Accounting Services Agreement dated as of November 1, 2011 (the “Agreement”). This Amendment is an amendment to the Agreement.

B.	The Funds desire that BNY Mellon provide the financial statement typesetting services described in this Amendment.

C.	The Funds and BNY Mellon desire to amend the Agreement with respect to the foregoing.

D.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.

BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate semi-annual shareholder reports on Form N-CSR and quarterly shareholder reports on Form N-Q (collectively “Financial Reports”) for its clients. Notwithstanding anything to the contrary herein, BNY Mellon shall not be obligated to perform any of the services described in this Amendment unless an agreement, including all relevant schedules and appendices thereto, between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will inform the Fund of the identity of the Print Vendor, and the Fund is free to attempt to contract directly with the Print Vendor for the provision of the services described in this Amendment.

2.	BNY Mellon shall provide the following services to the Fund:

2.1

BNY Mellon will, or will cause the Print Vendor to, as applicable for the particular Financial Report: (i) create financial compositions for Financial Reports and the related EDGAR files; (ii) maintain country codes,

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industry class codes, security class codes and state codes; (iii) map individual general ledger accounts into master accounts to be displayed in the Financial Reports; (iv) create components that will specify the proper grouping and sorting for display of portfolio information; (v) create components that will specify the proper calculation and display of financial data required for each Financial Report (except for identified manual entries, which BNY Mellon will enter); (vi) process, convert and load security and general ledger data; and (vii) include in the Financial Report shareholder letters, Management Discussion and Analysis (“MD&A”) commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums, all as provided from external parties to BNY Mellon.

2.2

BNY Mellon will cause the Print Vendor to perform document publishing to include the ability to output both print-ready PDF files and EDGAR ASCII files. An EDGAR ASCII filing will be limited to one EDGAR ASCII filing per Financial Report. Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout, for production data, for every successive reporting period.

2.3

BNY Mellon will use the Print Vendor’s system to generate Financial Reports, which shall include as applicable: (i) front/back cover; (ii) table of contents; (iii) shareholder letter; (iv) MD&A commentary; (v) sector weighting graphs/tables; (vi) disclosure of Fund expenses; (vii) schedules of investments; (viii) statement of net assets; (ix) statements of assets and liabilities; (x) statements of operation; (xi) statements of changes; (xii) statements of cash flows; (xiii) financial highlights; (xiv) notes to financial statements; (xv) report of independent registered public accounting firm; (xvi) tax information; and (xvii) additional Fund information as mutually agreed in writing between BNY Mellon and the Fund.

3.

The Fund shall timely review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to timely review and comment on, all Financial Reports, and the Fund shall timely provide final sign-off. Absent timely final sign-off by the Fund, BNY Mellon shall not have responsibility to timely produce the affected Financial Report.

4.

Notwithstanding any provision of this Amendment, the services of BNY Mellon are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Amendment nor the provision of services under this Amendment establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Fund or any other person.

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5.

Notwithstanding anything to the contrary in the Agreement and without limiting any rights or protections otherwise provided to BNY Mellon pursuant to the Agreement, the Fund hereby agrees to indemnify, defend and hold harmless BNY Mellon and its sub-contractors from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) that arise directly or indirectly out of errors or defects in the Financial Reports (collectively, “Losses”) except that the Fund need not indemnify, defend or hold harmless BNY Mellon or its sub-contractors for Losses pursuant to this Section 5 to the extent such Losses are caused by BNY Mellon’s own intentional misconduct, bad faith or gross negligence in the performance of BNY Mellon’s obligations set forth in this Amendment.

6.

As compensation for the services rendered by BNY Mellon pursuant to this Amendment, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Print Vendor.

The Fund hereby represents and warrants to BNY Mellon that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment and (iii) any benefits accruing to BNY Mellon and/or any affiliate of the Fund relating to this Amendment have been fully disclosed to the Board of Directors of such Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

7.	Miscellaneous.

(a)

As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the subject matter of this Amendment.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

STRATTON MULTI-CAP FUND, INC. a Maryland corporation

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

STRATTON REAL ESTATE FUND, INC. a Maryland corporation

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

THE STRATTON FUNDS, INC. a Maryland corporation

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Managing Director

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November 1, 2011

Stratton Multi-Cap Fund, Inc.

Stratton Real Estate Fund, Inc.

The Stratton Funds, Inc.

Re: Amendment to Fee Letter Regarding Financial Statement Typesetting Services

Dear Sir/Madam:

This letter agreement amends the terms of the fee letter between each investment company listed on the signature page to the Agreement (each, the “Fund” and collectively, the ‘Funds”) and BNY Mellon Investment Servicing (US) Inc. (the “Administrator”) dated November 1, 2011 (the “Fee Letter”) relating to the Administration and Accounting Services Agreement between the Fund and the Administrator dated as of November 1, 2011 (the “Agreement”).

With respect to the financial statement typesetting services that the Administrator provides to the Funds pursuant to the Financial Statement Typesetting Services Amendment to the Agreement between the Fund and the Administrator dated as of November 1, 2011, the Administrator will charge and the Fund will pay to the Administrator the following fees:

1. Typesetting:	$150.00 per page
2. N-Q Preparation:	$25 per page, with a minimum $750 N-Q Preparation fee per N-Q filing (rather than the $150 per page charge referenced above)
3. Charts and Graphs:	$85 per chart or graph (this charge is in addition to other charges above)
4. Programming:	$125 per hour for system/report format changes

The foregoing fees are subject to any periodic or special increases otherwise provided for with respect to the Fee Letter and are exclusive of out-of-pocket expenses, such as, but not limited to, HTML conversion charges and SEC filing fees.

Agreed and Accepted:

Stratton Multi-Cap Fund, Inc.

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

Stratton Real Estate Fund, Inc.

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

The Stratton Funds, Inc.

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	CFO

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Managing Director